UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2014

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27465 (Commission File Number)	26-1469061 (I.R.S. Employer Identification No.)

2802 North Howard Avenue
Tampa, Florida 33607
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 920 - 9435

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement

Innovative Software Technologies, Inc. (the "Company") on July 22, 2014 executed the following agreements with with SLM Technologies, Inc. (“SLM”) a Delaware company, as part of the Company’s efforts to sustain the operations of the Company and protect Company shareholder value.  The Company is experiencing cash flow shortages necessitating the following agreements (See: Item 2.02 below).

Letter of Intent.  On July 22, 2014, the Company signed a letter of intent with SLM (“LOI”). The proposed transaction contemplated by the LOI, which is subject to certain conditions precedent set forth in the LOI, is that SLM will acquire all of the issued and outstanding capital stock (“Shares”) or all of the operating assets and intellectual property rights (“Assets”) of INtech Ventures, Inc., a Florida corporation and wholly owned subsidiary of the Company, (“INtech”), which acquisition (“Acquisition”) shall be subject to the terms and conditions in the letter of intent attached hereto as Exhibit 2.1 and the terms contained in a written definitive purchase agreement to be negotiated by the Company and SLM (the “Definitive Purchase Agreement”).  The Company is obligated under the LOI to complete the audit of INTech, within 45 days of the Effective Date of the LOI (“Audit”).  After the completion of the Audit, and subject to the conditions in the LOI, the parties shall conclude an appropriate due diligence review for the Acquisition and the parties shall in good faith and diligently seek to negotiate the terms and conditions of the Definitive Purchase Agreement based on the results of the Audit and a mutually acceptable fair valuation of the Shares and Assets of INtech (“Valuation”). The consummation of the Acquisition depends on whether the Company and SLM can reach agreement on the terms of the Definitive Purchase Agreement.  The following description of the LOI is qualified in its entirety by reference to the LOI, which is Exhibit 2.1 to this Report.

License Agreement. The Company entered into a License Agreement with SLM on July 22, 2014 (“License Agreement”).  Pursuant to the License Agreement, the Company granted to SLM, subject to the terms and conditions of the License Agreement, an exclusive transferrable worldwide perpetual license of INtech’s “Optinsmart” dashboard computer technology currently including email, text messaging, social media marketing, reputation management, back office systems to include CRM, billing and white label account management, including all Releases, Enhancements, Versions (all as defined in the License Agreement), and patches thereto (collectively, the “Licensed Technology”).  SLM has the right to make, use, import, lease, and sell the software code and programs comprising the Licensed Technology for the term of the Agreement, which runs from the effective date through that date which is the later of the execution of the Definitive Purchase Agreement and one year from the execution of the License Agreement. Pursuant to the License Agreement, SLM agreed to pay to the Company a certain royalty payments based on the SLM’s net sales of the software code and programs comprising the Licensed Technology (less accessories or other components or products used in combination with the licensed products), for the period commencing on the effective date and ending on upon the earlier to occur of the termination or expiration of the License Agreement or the acquisition of the licensed products by SLM from the Company in a to-be-negotiated transaction.

The above description of the License Agreement is qualified in its entirety by reference to the actual License Agreement, which is attached to this Report as Exhibit 99.1.

Credit Line and Promissory Note.  On July 22, 2014, INTech entered into a Revolving Line of Credit Agreement (“Credit Line”) and underlying Promissory Note (“Note”) with SLM.  Under the Credit Line and Note, The Lender may provide a maximum of $200,000 principal amount debt financing to INtech for a term ending in July 2015.  Unless the Credit Line term is extended, no advances of credit will be made after July 2015. The Credit Line has a 5% per annum interest rate and a default interest rate of 12% per annum.  Advance on the financing are made at SLM’s discretion.  The Credit Line is intended to provide Intech with possible working capital while SLM and the Company seek to negotiate the Definitive Purchase Agreement.

The above description of the Credit Line and Note are qualified in their entirety by reference to the actual agreement and instrument, which are attached as Exhibit 99.2 to this Report.

Item 2.02                 Results of Operations and Financial Condition

The Company is currently experiencing cash flow problems that hinder the ability of the Company to consistently or fully fund INtech operations on an ongoing basis in the remainder of 2014.  The Licensing Agreement is deemed by the Company as a necessary action to sustain INtech and its value.  In the event that the Definitive Purchase Agreement is consummated, then the Company believes that receipt of the consideration in the Acquisition will be potentially better for Company shareholders’ interests then a possible decline in INtech operations and value as a wholly-owned subsidiary of the Company and solely funded by the Company.

Item 9.01                 Financial Statements and Exhibits

( c ) Exhibits.

Exhibit	Description
2.1	Letter of Intent, dated July 22, 2014, by Company and SLM.
99.1	Licensing Agreement, dated July 22, 2014, by Company and SLM
99.2	Revolving Line of Credit Agreement, dated July 22, 2014 by Company and SLM

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

By: /s/ Peter M. Peterson
Peter M. Peterson
Chief Executive Officer

Date: July 23, 2014